Exhibit 99.2

          Revlon Announces Plans to Refinance Existing Credit Agreement

NEW YORK-- (BUSINESS WIRE)--Nov. 29, 2006--Revlon, Inc. (NYSE: REV), announced today that its wholly-owned operating subsidiary, Revlon Consumer Products Corporation ("RCPC"), plans to refinance its existing credit agreement as part of the Company's overall plans to improve cash flow and strengthen its balance sheet and capital structure.

As part of the refinancing, RCPC expects to refinance and replace its existing $800 million term loan with a new 5-year $840 million term loan facility (the "2006 Term Loan Facility") and amend its existing $160 million multi-currency revolving credit facility and extend its maturity through the same 5-year period (the "2006 Revolving Credit Facility" and, together with the 2006 Term Loan Facility, the "2006 Credit Facilities"). It is expected that the 2006 Term Loan Facility would be secured by substantially the same collateral package and guarantees that secure RCPC's existing term loan facility and the 2006 Revolving Credit Facility will continue to be secured by its existing collateral package and guarantees.

While there can be no assurances that the 2006 Credit Facilities will be finalized and closed, if RCPC completes this refinancing, the Company believes that it will result in annual interest savings due to expected lower interest margins, provide the Company with greater financial and other covenant flexibility and extend the maturity dates of RCPC's existing bank credit agreement.

RCPC expects to use the proceeds of the 2006 Credit Facilities to repay in full the approximately $800 million of outstanding indebtedness (plus accrued interest and a prepayment fee) under its existing term loan facility. The balance of such proceeds is expected to be available for general corporate purposes, after paying fees and expenses incurred in connection with consummating the 2006 Credit Facilities.

RCPC expects to close and fund the 2006 Credit Facilities in late December 2006. Consummation of the 2006 Credit Facilities transactions is subject to a number of customary conditions, including, among other things, the execution of definitive documentation, perfection of security interests in collateral and that Revlon launch a rights offering for at least $100 million in equity securities (although the 2006 Credit Facilities are not conditioned upon the consummation of such rights offering).

Citicorp Global Markets Inc. has agreed to act as Sole Lead Arranger and Sole Bookrunner, with Citicorp USA, Inc. acting as Administrative Agent on the 2006 Term Loan Facility and 2006 Revolving Credit Facility. JPMorgan Chase Bank, N.A. has agreed to act as Syndication Agent on the 2006 Term Loan Facility.

About Revlon

Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R) and Mitchum(R).


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Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about plans, strategies, beliefs and expectations of Revlon are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the Company's ongoing obligations under U.S. federal securities laws, the Company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic, industry or cosmetic category conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, Revlon's expectations and estimates about future events, including RCPC's plans to refinance its existing credit agreement, the nature, scope and benefits of the terms of such refinancing and timing thereof and the use of proceeds. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in Revlon's filings with the Securities and Exchange Commission, including Revlon's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC during 2006 (which may be viewed on the SEC's website at http://www.sec.gov or on Revlon, Inc.'s website at http://www.revloninc.com), as well as difficulties, delays, unexpected costs, the inability of RCPC to refinance its existing credit agreement, or changes in the nature, scope and benefits of the terms of such refinancing and/or timing thereof and/or the use of proceeds. The information available from time to time on any websites referred to in this press release shall not be deemed incorporated by reference into this press release.

SOURCE:  Revlon, Inc.

Contact: Calandra Matthews
         212-527-6463

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